Exhibit (e)(22)

TOBIRA THERAPEUTICS, INC.

October 3, 2016

Eric A. Lefebvre, M.D.

Dear Eric:

Tobira Therapeutics, Inc. (the “Company”) is pleased to enhance your compensation benefits on the following terms. Except as described in this letter agreement (this “Agreement”), that certain letter agreement between you and the Company dated as of November 24, 2011 (the “Offer Letter”) shall remain in full force and effect.

The following sentence is appended to Section 5(b) of the Offer Letter:

Notwithstanding the foregoing, if you are subject to an Involuntary Termination in connection with or following a Change in Control of the Company, then the Company will make a lump sum payment to you equal to one year’s base salary at the rate in effect at the time of your Separation, subject to all applicable withholding taxes.

The following definition is added to Section 12 of the Offer Letter:

“Change in Control” means (a) the acquisition of the Company by another entity or individual or group of individuals by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation) or (b) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to any such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Company’s capital stock, assets or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity.

Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company relating to the subject matter herein. This Agreement will be binding upon you and the Company, and each of your and the Company’s successors and assigns and will be construed and interpreted under the laws of the State of California.

Eric A. Lefebvre, M.D.

October 3, 2016

Please indicate your agreement with these terms by signing and dating this Agreement and returning it to me.

Very truly yours,

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Eric Lefebvre
Eric A. Lefebvre, M.D.

October 3, 2016
Date